Report of Independent Auditors

To the Shareholders and Board of Directors / Trustees
Voyageur Minnesota Municipal Income Fund, Inc.
Voyageur Minnesota Municipal Income Fund II, Inc.
Voyageur Minnesota Municipal Income Fund III, Inc.
Voyageur Arizona Municipal Income Fund, Inc.
Voyageur Florida Insured Municipal Income Fund
Voyageur Colorado Insured Municipal Income Fund, Inc.

In planning and performing our audits of the financial statements of Voyageur Minnesota Municipal Income Fund, Inc., Voyageur Minnesota Municipal Income Fund II, Inc., Voyageur Minnesota Municipal Income Fund III, Inc., Voyageur Arizona Municipal Income Fund, Inc., Voyageur Florida Insured Municipal Income Fund, and Voyageur Colorado Insured Municipal Income Fund, Inc. (the "Funds") for the year ended March 31, 2000, we considered their internal control, including control activities for safeguarding securities, to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, and not to provide assurance on internal control.

The management of the Funds is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of internal control. Generally, internal controls that are relevant to an audit pertain to the fund's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those internal controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in any internal control, misstatements due to errors or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods are subject to the risk that internal control may become inadequate because of changes in conditions, or that the degree of compliance with policies or procedures may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the specific internal control components does not reduce to a relatively low level the risk that misstatements caused by errors or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including control activities for safeguarding securities, and its operation that we consider to be material weaknesses as defined above as of March 31, 2000.

This report is intended solely for the information and use of the board of directors / trustees and management of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

Philadelphia, Pennsylvania
May 5, 2000